Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2021, relating to the consolidated financial statements of Harrow Health, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Harrow Health, Inc. for the year ended December 31, 2020.

/s/ KMJ Corbin & Company LLP

Irvine, California
June 25, 2021